UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 5, 2010
THE GOODYEAR TIRE & RUBBER COMPANY
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1144 East Market Street, Akron, Ohio	44316-0001
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 796-2121
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On October 5, 2010, Ms. Denise M. Morrison, a Director of The Goodyear Tire & Rubber Company (the “Company”), informed the Company that as a result of her increased responsibilities at Campbell Soup Company, where she was recently promoted to Executive Vice President and Chief Operating Officer and elected to Campbell’s Board of Directors, she will not stand for re-election as a Director at the Company’s 2011 Annual Meeting of Shareholders. Ms. Morrison has served as a Director of the Company since February 2005.
(d) On October 5, 2010, Peter S. Hellman, retired President and Chief Financial and Administrative Officer of Nordson Corporation, was elected to the Board of Directors of the Company to a term expiring at the 2011 Annual Meeting of Shareholders. Mr. Hellman has not yet been appointed to any committees of the Board of Directors. Mr. Hellman will receive the compensation established from time-to-time for non-employee directors.
A copy of the news release announcing Mr. Hellman’s election is attached hereto as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Description of Amendments to Code of Regulations
On October 5, 2010, the Board of Directors of the Company approved amendments to the Company’s Code of Regulations that became effective immediately upon their approval by the Board.
Article II, Section 2 of the Code of Regulations has been amended to provide for advance notice of shareholder nominations of candidates for director that are made other than pursuant to Rule 14a-11 under the Securities Exchange Act of 1934, as amended. The amendments include the following specific features:
•	In order for a shareholder to nominate a director at a meeting of the shareholders other than pursuant to Rule 14a-11, the shareholder must timely provide notice, containing the information required by the Code of Regulations, to the Secretary, be a shareholder of record on the notice date and on the date of the meeting, and be entitled to vote at the meeting.

•	To be timely, the notice to the Secretary must be given, in the case of an annual meeting, no earlier than 120 days and no later than the close of business 90 days prior to the anniversary of the previous year’s annual meeting and, in the case of a special meeting, no later than the close of business 10 days after the date of the meeting is publicly announced.

The preceding description is qualified in its entirety by reference to the Company’s Code of Regulations, as amended, which is filed as Exhibit 3.1 to this report and is incorporated herein by reference.
Submission of Shareholder Nominations at the 2011 Annual Meeting
As a result of the amendments to the Code of Regulations, if any shareholder intends to nominate a candidate for director (not including a nomination submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-11) at the 2011 Annual Meeting of Shareholders, the shareholder’s notice must be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Company not earlier than December 14, 2010 and not later than the close of business on January 13, 2011. If notice of a nomination is not received by the Company in accordance with the dates specified in the Code of Regulations or pursuant to Rule 14a-11, as the case may be, then the nomination will be deemed untimely and will not be considered or voted upon at the meeting. Rule 14a-11 will not be available with respect to shareholder nominations at the Company’s 2011 Annual Meeting of Shareholders.
For a nomination to be properly presented at an annual meeting of shareholders, a shareholder must comply with the deadlines described in the preceding paragraph, as well as all of the other requirements of the Code of Regulations.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibit 3.1 – Code of Regulations of The Goodyear Tire & Rubber Company, as most recently amended on October 5, 2010.

Exhibit 99.1 – News release, dated October 5, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY

Date: October 7, 2010	By	/s/ David L. Bialosky

David L. Bialosky Senior Vice President, General Counsel and Secretary